Exhibit G

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E-Mail: adelacruz@cgsh.com

March 16, 2020

The Republic of Argentina

Ministerio de Finanzas

Hipólito Yrigoyen 250

1310 City of Buenos Aires

Argentina

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Argentina (the “Republic”) in connection with the preparation and filing by the Republic with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement being filed on the date hereof (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time in the United States up to US$31,652,645,202 aggregate principal amount of its debt securities (the “Debt Securities”) and/or warrants to purchase Debt Securities. The Debt Securities are to be issued pursuant to (i) an indenture dated as of June 2, 2005 as amended or supplemented on or prior to the date hereof (the “2005 Indenture”), between the Republic and The Bank of New York Mellon (formerly, the Bank of New York), as trustee, (ii) an indenture dated as of April 22, 2016 as amended or supplemented on or prior to the date hereof (the “2016 Indenture”, together with the 2005 Indenture, the “Indentures”), between the Republic and The Bank of New York Mellon, as trustee, or (iii) to another indenture that is filed as an exhibit to the Registration Statement.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the prospectus included therein;

(b)	an executed copy of the 2005 Indenture, along with the related form of authorization and the form of debt securities attached as exhibits thereto; and

(c)	an executed copy of the 2016 Indenture, along with the related form of authorization and the form of debt securities attached as exhibits thereto.

In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when (i) an authorization, substantially in the form of an exhibit to the applicable Indenture (or any other indenture under which the Debt Securities are issued), establishing the terms of a series of the Debt Securities, has been duly authorized by the Republic and duly executed and delivered by the Republic in accordance with the applicable Indenture (or any such other indenture), (ii) any such other indenture under which the Debt Securities are issued, if applicable, has been duly authorized by the Republic and duly executed and delivered by the parties thereto, and (iii) the Debt Securities, in substantially the form set forth as an exhibit to the applicable Indenture (or any such other indenture) and annexed to the applicable authorization, have been duly authorized by the Republic and duly executed and authenticated in accordance with the applicable Indenture (or any such other indenture), and duly delivered by the Republic and paid for by the purchasers thereof, such Debt Securities will constitute valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Indenture.

In giving the foregoing opinion, (a) we have assumed that (i) the Republic and each other party to the applicable Indenture (or any such other indenture) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable in relation to transactions of the type contemplated by the Indentures and the Debt Securities), (ii) any terms of the Debt Securities that are not contained in the forms thereof set forth as an exhibit to the applicable Indenture (or any such other indenture) will comply with applicable law and will be valid, binding and enforceable, (iii) the interest rate on the Debt Securities will not exceed the maximum rate permitted by law; (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights; and (d) any such other indenture is similar in all material respects to the Indenture. In addition, we note that the enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the Indentures and the Debt Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

We also note that the designation in Section 12.8 of the 2005 Indenture and in Section 9.7 of the 2016 Indenture of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York as a venue for actions or proceedings relating to the Indenture and the Debt Securities is (notwithstanding the waiver in or pursuant to Section 12.8 of the 2005 Indenture and Section 9.7 of the 2016 Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

We express no opinion as to the enforceability of any provisions in the Debt Securities relating to currency indemnity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement and the related prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. The opinion expressed herein is rendered on and as of the date hereof and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Andrés de la Cruz
Andrés de la Cruz, a Partner